Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the parties set forth below agree to jointly file the Schedule 13G to which this joint filing agreement is attached, and any subsequent amendments thereto, and have duly executed this joint filing agreement as of the date set forth below.

Date: May 15, 2026

Michael Robert Greene

/s/ Michael Robert Greene

David H Rowe

/s/ David H. Rowe

AEROEQUITY GP, LLC

By:	/s/ Michael Robert Greene
Name: Michael Robert Greene
Title: Authorized Signatory